PHTRANS\331802\1


                          Independent Auditors' Consent


The Board of Trustees of
The Advisors' Inner Circle Fund:

We consent to the use of our report dated June 20, 2003, with respect to the financial statements of the United Association S&P 500 Index Fund (the "Fund"), one of the funds constituting The Advisors' Inner Circle Fund, as of April 30, 2003, incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Public Accountants", "Financial Statements" and "Experts" in the Statement of Additional Information in or made part of this Post-Effective Amendment No. 67 to the Registration Statement File No. 33-42484.


 /s/ KPMG LLP
Philadelphia, Pennsylvania
August 27, 2003